Exhibit 4.6
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
ARTICLE 1. WARRANT TO PURCHASE STOCK

Company:	BioTrove, Inc., a Delaware corporation
Number of Shares:	67,707
Class of Stock:	Series B-1 Preferred
Warrant Price:	$2.99 per share
Issue Date:	October 26, 2006
Expiration Date:	The 10th anniversary after the Issue Date
Credit Facility:	This Warrant is issued in connection with the Loans
referenced in the Credit and Security Agreement between
Company and Merrill Lynch Capital, a division of
Merrill Lynch Business Financial Services Inc. dated of
even date herewith.
     THIS WARRANT CERTIFIES THAT, for good and valuable consideration, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc. (“Merrill Lynch Capital”, together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. As used herein, the term “Common Stock” shall mean the Company’s presently authorized Common Stock, $0.01 par value per share and any stock into which such Common Stock may hereafter be exchanged. From and after any event in which all of the outstanding shares of Series B-1 Preferred Stock are converted into shares of Common Stock or redeemed (a “Conversion Event”), this Warrant shall be exercisable for that number of shares of Common Stock into which the shares of Series B-1 Preferred Stock issuable hereunder were convertible into immediately prior to such event.
ARTICLE 1. EXERCISE.
          1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

          1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.
          1.3 Fair Market Value.
          1.3.1 If the Company’s Common Stock is traded in a public market and the Shares are Common Stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s Common Stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s Common Stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s Common Stock into which a Share is convertible. If the Company’s Common Stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. Notwithstanding the foregoing, Holder may challenge the Board of Directors determination of the fair market value and elect to have such fair market value determined by an appraiser, which election must be made by Holder within ten (10) business days of the date the Company notifies Holder of the fair market value as determined by its Board of Directors. In the event of such an appraisal, the cost thereof shall be borne by Holder unless such appraisal results in a fair market value in excess of 125% of that determined by the Company’s Board of Directors, in which event the Company shall bear the cost of such appraisal.
          1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.
          1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
          1.6 Treatment of Warrant Upon Change in Control of Company.
          1.6.1 Change in Control. For the purpose of this Warrant, “Change in Control” means a merger or consolidation of the Company with or into any other corporation or corporations in which the stockholders of the Company immediately prior to the merger or consolidation do not own more than fifty percent (50%) of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options) of the surviving corporation or the sale, lease, licensing, transfer or other disposition of all or substantially all the assets of the Company, unless the requisite stockholders of the Company elect, pursuant to the Certificate of Incorporation (as defined below), for such transaction or transactions not to be a change in control of the Company.
          1.6.2 Treatment of Warrant at Change in Control.
(A) Upon the written request of the Company, Holder agrees that, in the event of an Change in Control that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Change in Control or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Change in Control. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Change in Control giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Change in Control.
(B) Upon the written request of the Company, Holder agrees that, in the event of an Change in Control that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Change in Control or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Change in Control giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Change in Control.
(C) Upon the written request of the Company, Holder agrees that, in the event of a stock for stock Change in Control of the Company by a publicly traded acquirer if, on the record date for the Change in Control, the fair market value of the Shares (or other securities issuable upon exercise of this Warrant) is equal to or greater than three (3) times the Warrant Price, Company may require the Warrant to be deemed automatically exercised and the Holder shall participate in the Change in Control as a holder of the Shares (or other securities issuable upon exercise of the Warrant) on the same terms as other holders of the same class of securities of the Company.
(D) Upon the closing of any Change in Control other than those particularly described in subsections (A), (B) and (C) above, the successor entity, if any, and if applicable, shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Change in Control and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.
          2.1 Stock Dividends, Splits, Etc. If the Company subdivides the Series B-1 Preferred Stock (or Common Stock after a Conversion Event) by reclassification or otherwise into a greater number of shares, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of Series B- 1 Preferred Stock (or Common Stock after a Conversion Event) are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.
          2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation, including any applicable Certificate of Designation, each as amended and in effect from time to time (the “Certificate of Incorporation”) upon the closing of a registered public offering of the Company’s Common Stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
          2.3 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of Common Stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver (i) does not materially and adversely affect the rights associated with the Shares or (ii) affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.
          2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a Change in Control or any other voluntary action,

avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.
          2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.
          2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer, Chief Executive Officer or President setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.
ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.
          3.1 Representations and Warranties. The Company represents and warrants to Holder as follows:
               (a) Borrower’s Series B-1 Preferred Stock was last sold at a price per share of $2.99.
               (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, restrictions pursuant to agreements to which Holder is a party or under applicable federal and state securities laws.
               (c) As of the Issue Date, the Company has outstanding 14,741,174 shares of Common Stock (assuming the conversion of all outstanding shares of preferred stock into Common Stock).
          3.2 Notice of Certain Events. If the Company proposes at any time (a) to effect any reclassification or recapitalization of any of its stock; or (b) to effectuate a Change in Control or to liquidate, dissolve or wind up; or, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.
The Holder shall hold all non-public information provided to the Holder pursuant to the requirements in this Article 3.2 in accordance with Holder’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to its respective agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (b) to prospective transferees or purchasers of any interest in the Warrant, provided, however, that any such Persons shall have agreed to be bound by the provisions of this Article 3.2, (c) as required by law, subpoena, judicial order or similar order and in connection with any litigation, and (d) as may be required in connection with the examination, audit or similar investigation of the Holder. Confidential information shall include only such information identified as such at the time provided to the Holder and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to the Holder through no fault of the Holder, or (ii) is disclosed to the Holder by a person or entity other than the Company or any subsidiary of the Company, provided, however, the Holder does not have actual knowledge that such person or entity is prohibited from disclosing such information.
          3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into Common Stock of the Company, such Common Stock, shall have certain “piggyback” and registration rights pursuant to and as set forth in the Company’s Amended and Restated Registration Rights Agreement, as amended and in effect from time to time or similar agreement.
          3.4 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.
ARTICLE 4. REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:
          4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.
          4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Change in Control of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
          4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
          4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
          4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.
          4.6 Holder Address. Holder certifies its primary business address is as set forth in Article 5.5.
ARTICLE 5. MISCELLANEOUS.
          5.1 Term. Except as otherwise provided herein, this Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.
          5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

          5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of legal opinions and investment representation letters, including without limitation, representations from the transferor and transferee that the proposed transfer or assignment complies with all applicable federal and state laws, reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Merrill Lynch Capital to provide an opinion of counsel if the transfer is to a directly or indirectly wholly-owned subsidiary of Merrill Lynch Co., Inc. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), the Company is provided with a copy of Holder’s notice of proposed sale, and the Company’s transfer agent does not reasonably request a legal opinion.
          5.4 Transfer Procedure. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, any Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, any Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that the transferor and the transferee shall certify to the Company that the transfer complies with applicable federal and state securities laws. The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded. As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, and any person or entity that controls or is controlled by or is under common control with such persons or entities.
          5.5 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:
               Merrill Lynch Capital
               222 N. LaSalle Street, 16th Floor
               Chicago, Illinois 60601
               Attn: Account Manager for MLC-HCF BioTrove, Inc. transaction
               Facsimile: 1-866-251-2944

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:
               BioTrove, Inc.
               Attn: Paul Pescatore
               12 Gill Street, Suite 4000
               Woburn, MA 01801-1728
               Facsimile: 781-721-3601
          5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
          5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
          5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.
          5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.
          5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.
[Signature page follows.]

“COMPANY”

BIOTROVE, INC.

By:	/s/ Paul Pescatore		Date:

	Name:	Paul Pescatore

	Title:	VP Finance

“HOLDER”

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Will Gould

	Name:	Will Gould

	Title:	Director

Signature Page to Warrant

APPENDIX 1
NOTICE OF EXERCISE
     1. Holder elects to purchase                      shares of the Common/Series                      Preferred [strike one] Stock of BioTrove, Inc. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.
          [or]
     1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                                          of the Shares covered by the Warrant.
     [Strike paragraph that does not apply.]
     2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)
     3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:
By:
Name:
Title:
(Date):
Appendix 1 to Warrant